Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Gartner, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-104753, No. 333-127349, No. 333-160924, No. 333-176058, No. 333-200585) on Form S-8 of Gartner, Inc. of our reports dated February 22, 2017, with respect to the consolidated balance sheets of Gartner, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Gartner, Inc.

(KPMG LLP LOGO)

/s/ KPMG LLP

New York, New York
February 22, 2017